Exhibit 99.1

PRESS RELEASE

WINN-DIXIE STORES, INC. | 5050 EDGEWOOD COURT | JACKSONVILLE, FLA. 32254 | (904) 783-5000

Winn-Dixie Stores, Inc. Announces Second Quarter Fiscal 2009 Earnings

Adjusted EBITDA up 65 Percent Year-Over-Year;

Reaffirms Adjusted EBITDA Guidance for Fiscal 2009

Highlights

•	Adjusted EBITDA of $35.5 million, a 65% increase from the year-ago period

•	Gross margin of 28.1%, an increase of approximately 140 basis points from the year-ago period

•	Reaffirms Adjusted EBITDA guidance range of $110-$125 million for fiscal 2009

JACKSONVILLE, Fla. (February 11, 2009) — Winn-Dixie Stores, Inc. (NASDAQ: WINN), today reported its financial results for the second quarter of fiscal 2009, a 16-week period that ended on January 7, 2009.

Net income in the second quarter was $16.1 million, or $0.30 per diluted share. Net income included a gain of $22.4 million ($13.8 million net of tax, or $0.25 per diluted share) from the resolution of the Company’s insurance claim related to fiscal 2006 hurricanes, and a benefit of $9.2 million ($5.6 million net of tax, or $0.10 per diluted share) from an adjustment in the Company’s prior years’ self-insurance reserves.

Net income in the second quarter of fiscal 2008 totaled $4.1 million, or $0.08 per diluted share and included a benefit of $18.3 million ($11.3 million net of tax, or $0.21 per diluted share) from an adjustment in the Company’s prior years’ self-insurance reserves.

Adjusted EBITDA in the second quarter of fiscal 2009 was $35.5 million, an increase of $13.9 million from Adjusted EBITDA of $21.6 million in the second quarter of fiscal 2008. Gross margin was 28.1%, an increase of approximately 140 basis points compared to the year-ago period. Identical store sales increased 0.2%.

Winn-Dixie Chairman, CEO, and President, Peter Lynch, said, “We are very pleased with our financial progress this quarter, especially the improvements in gross margin and Adjusted EBITDA, which reflect the continued merchandising and marketing strategies we are using to drive more profitable sales. In recent years, the Company’s gross margin had declined sequentially in the second quarter, due in part to heavy holiday promotions. Our management team has worked hard to refine our promotional activity in order to deliver margins more in line with the rest of the year. This quarter we built upon the progress made last year and successfully eliminated the sequential decline in our gross margin through a combination of product sales mix, less overall investment in promotional activity, and additional focus on our corporate brands.”

Mr. Lynch continued, “It is clear that consumers remain cautious with their spending, which had an impact this quarter on our identical store sales, and on basket size in particular. Our top priority remains offering our customers better quality, service, and value for their shopping dollars. As economic conditions develop, we will remain flexible in our approach as we seek to maintain an appropriate balance between sales and gross margin.”

Fiscal 2009 Second Quarter Results

Net sales in the second quarter were $2.3 billion, an increase of $3.1 million compared to the prior year period. Identical store sales increased 0.2%, compared to the same period in the prior fiscal year. Among other factors, second quarter identical stores sales were impacted positively by approximately 40 basis points due to federal assistance given to communities affected by Hurricane Gustav in the prior quarter. Identical store sales were impacted negatively by a higher percentage of generic pharmaceutical products sold versus branded products (approximately 80 basis points) and an increase in private label sales versus branded products (approximately 30 basis points).

Gross profit on sales in the second quarter was $632.5 million, an increase of $33.5 million compared to the same period in the prior fiscal year. As a percentage of net sales, gross margin was 28.1% in the second quarter, compared to 26.7% in the second quarter of fiscal 2008, an increase of 140 basis points. The improvement in gross margin was attributable primarily to product mix changes and reduced levels of promotional activity (150 basis points) and lower warehouse and transportation costs (30 basis points). These improvements of 180 basis points were offset partially by an increase in the Company’s LIFO charge (30 basis points), due primarily to an increase in food inflation, and other items (10 basis points).

Other operating and administrative expenses for the second quarter were $620.2 million, an increase of $28.7 million compared to the same period in the prior fiscal year.

Other operating and administrative expenses for the second quarter of fiscal 2009 included a benefit of $8.6 million from reductions in the Company’s self-insurance reserves. In the prior year period, other operating and administrative expenses included a benefit of $15.5 million, also due to a reduction in the Company’s self-insurance reserves.

In addition, other operating and administrative expenses in the second quarter of fiscal 2009 included higher payroll and payroll-related expenses of $13.5 million related primarily to retail payroll, higher depreciation and amortization of $4.6 million related primarily to the store remodeling program, and higher utilities of $3.9 million caused by higher rates.

As of January 7, 2009, Winn-Dixie had approximately $632.1 million of liquidity, comprised of $487.0 million of borrowing availability under its credit agreement and $145.1 million of cash and cash equivalents.

28-Week Results

Net sales for the 28 weeks ended January 7, 2009 were $3.9 billion, an increase of $58.1 million, compared to the same period in the prior fiscal year. Identical store sales from continuing operations increased 1.4% compared to the same period in the prior fiscal year. Approximately 70 basis points of the improvement in identical store sales was due to increased sales in communities impacted by Hurricanes Gustav and Ike and tropical storm Fay, along with additional federal assistance monies that were distributed in certain of our operating areas. Identical store sales were impacted negatively by a higher percentage of generic pharmaceutical products sold versus branded products (approximately 90 basis points) and an increase in private label sales versus branded products (approximately 30 basis points).

Gross profit as a percentage of net sales was 28.0% for the 28 weeks ended January 7, 2009, an increase of 100 basis points compared to the same period in the prior fiscal year. Other operating and administrative expenses as a percentage of net sales were 27.7%, an increase of 80 basis points compared to the same period in the prior fiscal year.

Adjusted EBITDA for the 28 weeks ended January 7, 2009 was $62.5 million, an increase of $21.4 million, or 52%, compared to $41.1 million in Adjusted EBITDA in the prior year period. For the 28 weeks, the Company believes Adjusted EBITDA included a benefit of approximately $4.4 million due to both the positive sales impact from Hurricanes Gustav and Ike and tropical storm Fay and federal assistance monies provided to the impacted communities.

Net income for the 28 weeks ended January 7, 2009, was $13.8 million, or $0.25 per diluted share. These results include a gain of $22.4 million ($13.8 million net of tax, or $0.25 per diluted share) from resolution of the Company’s insurance claim related to fiscal 2006 hurricanes and a benefit of $9.2 million ($5.6 million net of tax, or $0.10 per diluted share) from an adjustment in the Company’s prior year self-insurance reserves.

Net income for the 28 weeks ended January 9, 2008, was $3.3 million, or $0.06 per diluted share. Those results include a benefit of $18.3 million ($11.3 million net of tax, or $0.21 per diluted share) from an adjustment in the Company’s self-insurance reserves.

Store Remodeling Program

Winn-Dixie continued to make progress with the store remodeling program it commenced in the second half of fiscal 2007. The goal of the program is to modernize Winn-Dixie stores by dramatically improving their appearance, heightening their focus on fresh and local, high-quality products, and enhancing the overall shopping experience for customers. The Company plans to remodel roughly half the chain by the end of fiscal 2010 and substantially all of its stores by the end of fiscal 2013.

As of the end of the second quarter, the Company had completed 112 store remodels, 74 of which were still within their first year of operation. Of the 74 first-year store remodels, 54 are considered by the Company to be offensive in nature. For the first half of fiscal 2009, the Company’s first year offensive remodeled stores had a 9.6% weighted average sales increase compared to the same period in the prior fiscal year, excluding the grand re-opening phase. This sales increase in the first-year offensive remodels resulted from increases in transaction count and basket size of 3.3% and 6.1%, respectively.

Commenting on the store remodel program, Mr. Lynch added, “Our remodel program continues to generate significant sales increases and gain traction with our customers. We remain on track to meet our goal of remodeling a total of 75 stores this fiscal year. By the end of the fiscal year, we will have remodeled approximately 33% of our store base.”

Corporate Brands Program

The Company’s corporate brands program is a key component of its long-term strategic plan. For the second quarter of fiscal 2009, the Company’s penetration rate improved to 22.2%, an increase of 130 basis points compared to the same period in the prior fiscal year, on the categories we measure. To date, the Company has completed packaging and label redesigns for over 2,000 private label products. The Company’s plan is to have redesigned substantially all of its line of private label products, which consists of approximately 3,000 items, by the end of calendar 2009.

Mr. Lynch said, “Customers are increasingly choosing Winn-Dixie products as a way to stretch their food dollars without sacrificing quality. We have dramatically improved the products, provided a larger selection, expanded into the fresh departments, and increased the presence of Winn-Dixie brand products throughout the stores. The rising penetration rate on our private label sales has also helped our margins in this difficult economy.”

Financial Guidance

The Company is maintaining its previously issued guidance range of $110-$125 million in Adjusted EBITDA for fiscal 2009.

Estimating future financial performance is subject to risk and uncertainties, particularly for a company in the initial stages of a multi-year turnaround plan. Some of these risks are described below. For additional information about the risks and uncertainties we face, please refer to risk factors discussed in the Company’s Form 10-K for the fiscal year ended June 25, 2008, and our other filings with the SEC.

Conference Call and Webcast Information

The Company will host a live conference call and simultaneous audio webcast on Thursday February 12, 2009, from 10:00 AM to 11:00 AM Eastern Time. To access the simultaneous webcast of the conference call (a replay of which will be available later in the day), please go to the Company’s Investor Relations site at http://www.winn-dixie.com under “Investors”. Parties interested in participating in this call should dial-in ten minutes prior to the start time at 888-680-0879 or 617-213-4856 access code 96480590. A recording of the call will be available on the Investor Relations section of the Winn-Dixie website from February 12, 2009, through February 19, 2009; it can also be accessed by calling 888-286-8010 or 617-801-6888. The replay passcode is 51174911.

About Winn-Dixie

Winn-Dixie Stores, Inc., is one of the nation’s largest food retailers. Founded in 1925, the Company is headquartered in Jacksonville, FL. The Company currently operates 520 retail grocery locations, including more than 400 in-store pharmacies, in Florida, Alabama, Louisiana, Georgia, and Mississippi. For more information, please visit www.winn-dixie.com.

The Securities and Exchange Commission (“SEC”) has adopted rules related to disclosure of certain financial measures not calculated in accordance with Generally Accepted Accounting Principles (“GAAP”). Such rules require all public companies to provide certain disclosures in press release and SEC filings related to non-GAAP financial measures. We use the non-GAAP measure “Adjusted EBITDA” to evaluate the Company’s operating performance and it is among the primary measures used by management for planning and forecasting of future periods. Adjusted EBITDA is defined as income from continuing operations before interest, income taxes, and depreciation and amortization expense, or EBITDA, and further adjusted for certain non-cash charges, reorganization items, self-insurance reserves adjustment, and items related to the Company’s emergence from bankruptcy. The Company believes the presentation of this measure is relevant and useful for investors because it allows investors to view results in a manner similar to the method used by the Company’s management and makes it easier to compare the Company’s results with other companies that have different financing and capital structures or tax rates. In addition, this measure is also among the primary measures used externally by the Company’s investors, analysts and peers in its industry for purposes of valuation and comparing the results of the Company to other companies in its industry. Adjusted EBITDA is reconciled to Net Income on the attached schedule of this release.

Forward-Looking Statements

Certain statements made in this press release may constitute “forward-looking statements” within the meaning of the federal securities laws. These forward-looking statements are based on our current plans and expectations and involve certain risks and uncertainties. Actual results may differ materially from the expected results described in the forward-looking statements. These forward-looking statements include and may be indicated by words or phrases such as “anticipate,” “estimate,” “plan,” “expect,” “project,” “continuing,” “ongoing,” “should,” “will,” “believe,” or “intend” and similar words and phrases. There are many factors that could cause the Company’s actual results to differ materially from the expected results contemplated or implied by the Company’s forward-looking statements.

The Company faces a number of risks and uncertainties with respect to its continuing business operations and its attempt to increase its sales and gross profit margin, including, but not limited to: the Company’s ability to improve the quality of its stores and products; the Company’s success in achieving increased customer count and sales in remodeled and other stores; the results of the Company’s efforts to revitalize the corporate brand; competitive factors, which could include new store openings, price reduction programs and marketing strategies from other food and/or drug retail chains, supercenters and non-traditional competitors; the ability of the Company to effectively manage gross margin rates; the ability of the Company to attract, train and retain key leadership; the Company’s ability to implement, maintain or upgrade information technology systems, including programs to support retail pricing policies; the outcome of the Company’s programs to control or reduce operating and administrative expenses and to control inventory shrink; increases in utility rates, gasoline costs and food prices, which could impact consumer spending and buying habits and the cost of doing business; the availability and terms of capital resources and financing and its adequacy for the Company’s planned investment in store remodeling and other activities; the concentration of the Company’s locations in the southeastern United States, which increases its vulnerability to severe storm damage; general business and economic conditions in the southeastern United States, including consumer spending levels, population, employment and job re-growth in some of our markets, and the additional risks relating to limitations on insurance coverage following the catastrophic storms in recent years; the Company’s ability to successfully estimate self-insurance liabilities; changes in laws and other regulations affecting the Company’s business; events that give rise to actual or potential food contamination, drug contamination or food-borne illness; the Company’s ability to use net operating loss carryforwards under the federal tax laws; and the outcome of litigation or legal proceedings.

Please refer to discussions of these and other factors in the Company’s Annual Report on Form 10-K for the fiscal year ended June 25, 2008, and other Company filings with the Securities and Exchange Commission. These statements are based on current expectations and speak only as of the date of such statements. The Company undertakes no obligation to publicly revise or update these forward-looking statements, whether as a result of new information, future events or otherwise.

# # #

Investor Contact:	Media Contact:
Eric Harris	Robin Miller
Director of Investor Relations	Director of Communications
(904) 783-5033	(904) 370-7715

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	16 weeks ended
	January 7, 2009		January 9, 2008
Dollar amounts in thousands except per share data	Amount	%	Amount	%
Net sales	$2,250,046	100.0	$2,246,968	100.0
Cost of sales, including warehouse and delivery expenses	1,617,551	71.9	1,647,942	73.3

Gross profit on sales	632,495	28.1	599,026	26.7
Other operating and administrative expenses	620,236	27.5	591,560	26.4
Gain on insurance settlement	(22,430)	(1.0)	—	—
Impairment charges	1,666	0.1	210	—

Operating income	33,023	1.5	7,256	0.3
Interest expense (income), net	1,591	0.1	(1,080)	(0.1)

Income before income taxes	31,432	1.4	8,336	0.4
Income tax expense	15,330	0.7	4,265	0.2

Net income	$16,102	0.7	$4,071	0.2

Basic and diluted earnings per share	$0.30		0.08

Weighted average common shares outstanding-basic	54,309		53,901

Weighted average common shares outstanding-diluted	54,571		54,176

Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA):
Net income	$16,102		4,071
Adjustments to reconcile Net income to EBITDA:
Income tax expense	15,330		4,265
Depreciation and amortization	29,363		26,503
Favorable and unfavorable lease amortization, net	806		885
Interest expense (income), net	1,591		(1,080)

EBITDA	63,192		34,644

Adjustments to reconcile EBITDA to Adjusted EBITDA
Share-based compensation	4,068		4,091
Post-emergence bankruptcy-related professional fees	773		961
Gain on insurance settlement	(22,430)		—
Self-insurance reserve adjustment	(9,185)		(18,316)
Impairment charges	1,666		210
VISA / MasterCard settlement	(2,563)		—

Adjusted EBITDA	$35,521		21,590

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	28 weeks ended
	January 7, 2009		January 9, 2008
Dollar amounts in thousands except per share data	Amount	%	Amount	%
Net sales	$3,925,981	100.0	$3,867,866	100.0
Cost of sales, including warehouse and delivery expenses	2,826,728	72.0	2,822,485	73.0

Gross profit on sales	1,099,253	28.0	1,045,381	27.0
Other operating and administrative expenses	1,088,338	27.7	1,040,204	26.9
Gain on insurance settlement	(22,430)	(0.5)	—	—
Impairment charges	1,666	—	210	—

Operating income	31,679	0.8	4,967	0.1
Interest expense (income), net	2,593	0.1	(2,515)	(0.1)

Income before income taxes	29,086	0.7	7,482	0.2
Income tax expense	15,254	0.4	4,201	0.1

Net income	$13,832	0.3	$3,281	0.1

Basic and diluted earnings per share	$0.25		0.06

Weighted average common shares outstanding-basic	54,272		53,901

Weighted average common shares outstanding-diluted	54,507		54,306

Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA):

Net income	$13,832		3,281
Adjustments to reconcile Net income to EBITDA:
Income tax expense	15,254		4,201
Depreciation and amortization	53,392		43,963
Favorable and unfavorable lease amortization, net	1,271		1,753
Interest expense (income), net	2,593		(2,515)

EBITDA	86,342		50,683

Adjustments to reconcile EBITDA to Adjusted EBITDA
Share-based compensation	7,503		6,856
Post-emergence bankruptcy-related professional fees	1,168		1,631
Gain on insurance settlement	(22,430)		—
Self-insurance reserve adjustment	(9,185)		(18,316)
Impairment charges	1,666		210
VISA / MasterCard settlement	(2,563)		—

Adjusted EBITDA	$62,501		41,064

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

Dollar amounts in thousands except par value	Jan. 7, 2009	June 25, 2008
ASSETS
Current assets:
Cash and cash equivalents	$145,056	201,275
Trade and other receivables, less allowance for doubtful receivables of $2,329 ($1,906 at June 25, 2008)	77,610	79,912
Insurance claims receivable	—	2,197
Income tax receivable	6,259	4,874
Merchandise inventories, less LIFO reserve of $41,432 ($24,738 at June 25, 2008)	661,458	649,022
Prepaid expenses and other current assets	33,645	42,099

Total current assets	924,028	979,379

Property, plant and equipment, net	518,737	446,866
Intangible assets, net	263,802	294,775
Deferred tax assets, non-current	37,645	39,454
Other assets, net	5,981	15,047

Total assets	$1,750,193	1,775,521

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current obligations under capital leases	$10,158	7,920
Accounts payable	306,028	340,211
Reserve for self-insurance liabilities	78,668	73,365
Accrued wages and salaries	71,946	77,575
Accrued rent	30,865	39,464
Deferred tax liabilities	48,711	50,557
Accrued expenses	78,261	76,244

Total current liabilities	624,637	665,336

Reserve for self-insurance liabilities	115,302	121,000
Long-term borrowings under credit facility	—	58
Unfavorable leases	119,265	126,049
Obligations under capital leases	24,667	17,698
Other liabilities	19,591	19,753

Total liabilities	903,462	949,894

Shareholders’ equity:
Common stock, $0.001 par value. Authorized 400,000,000 shares; 54,428,293 shares issued; 54,329,766 outstanding at Jan. 7, 2009 and 54,179,890 shares issued; 54,081,363 outstanding at June 25, 2008.	54	54
Additional paid-in-capital	783,562	776,059
Retained earnings	55,109	41,277
Accumulated other comprehensive income	8,006	8,237

Total shareholders’ equity	846,731	825,627

Total liabilities and shareholders’ equity	$1,750,193	1,775,521

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	28 weeks ended
Amounts in thousands	Jan. 7, 2009	Jan. 9, 2008
Cash flows from operating activities:
Net income	$13,832	3,281
Adjustments to reconcile Net income to net cash provided by operating activities:
(Gain) loss on sales of assets, net	(20)	145
Impairment charges	1,666	210
Gain on insurance settlement	(22,430)	—
Depreciation and amortization	53,392	43,963
Share-based compensation	7,503	6,856
Deferred income taxes	15,254	4,335
Change in operating assets and liabilities:
Favorable and unfavorable leases, net	1,271	1,753
Trade, insurance and other receivables	13,651	(4,524)
Merchandise inventories	(12,436)	(10,966)
Prepaid expenses and other current assets	8,454	(988)
Accounts payable	(29,473)	33,899
Income taxes payable/receivable	451	(234)
Reserve for self-insurance liabilities	(395)	(9,082)
Accrued expenses and other	(14,256)	(16,427)

Net cash provided by operating activities	36,464	52,221

Cash flows from investing activities:
Purchases of property, plant and equipment	(107,405)	(108,647)
Decrease (increase) in investments and other assets, net	6,017	(7,695)
Sales of assets	433	118
Purchases of marketable securities	—	(72,090)
Sales of marketable securities	—	35,466
Proceeds from insurance	17,601	—

Net cash used in investing activities	(83,354)	(152,848)

Cash flows from financing activities:
Gross borrowings on credit facilities	7,740	6,654
Gross payments on credit facilities	(7,798)	(6,668)
(Decrease) increase in book overdrafts	(4,710)	4,487
Principal payments on capital leases	(4,561)	(4,024)

Net cash (used in) provided by financing activities	(9,329)	449

Decrease in cash and cash equivalents	(56,219)	(100,178)
Cash and cash equivalents at beginning of period	201,275	201,946

Cash and cash equivalents at end of period	$145,056	101,768